Exhibit 99.3

SKYE RESOURCES INC.

AMENDED AND RESTATED STOCK OPTION PLAN

June 19, 2008

ARTICLE 1

INTERPRETATION

1.1 Definitions. In this Plan the following words and phrases shall have the following meanings, namely:

(a)	“Board” means the board of directors of the Company or, if the Board so elects, a committee (which may consist of only one person) appointed by the Board from its members to administer the Plan.

(b)	“Cause” means the entitlement of the Company to terminate employment of an Optionee without the obligation to provide the Optionee with a severance package, or any monies, benefits or notice as specified in the Optionee’s employment agreement, or any act, which at common law in the applicable jurisdiction would be considered cause for dismissal without the obligation to provide notice or pay in lieu of notice.

(c)	“Company” means Skye Resources Inc.

(d)	“Consultant” means an individual or Consultant Company, other than an Employee or Director of the Company who:

(i)	is engaged to provide, on an ongoing bona fide basis, consulting, technical, management or other services to the Company or a subsidiary of the Company other than in relation to a distribution of the Company’s securities;

(ii)	provides the services under a written contract between the Company or subsidiary and the individual or Consultant Company;

(iii)	in the Company’s reasonable opinion, spends or will spend a significant amount of time and attention on the business and affairs of the Company or a subsidiary of the Company; and

(iv)	has a relationship with the Company or a subsidiary of the Company that enables the individual to be knowledgeable about the business and affairs of the Company.

(e)	“Consultant Company” means a company or partnership of which an individual providing the services described in 1.1(d)(i) is an employee, shareholder or partner.

(f)	“Director” means a director of the Company or any of its subsidiaries.

(g)	“Employee” means an individual in the employment of the Company or any of its subsidiaries.

(h)	“Exchange” means the Toronto Stock Exchange or such other exchange where the majority of trading volume and value of the Shares occurs.

(i)	“Insider” means an insider of the Company as defined in the Securities Act (British Columbia).

(j)	“Market Price” means either (A) the closing price per share of a Share on the Exchange on the trading day immediately preceding the date of the granting of the option, or (B) in the discretion of the Board, such price as may be determined by any mechanism for establishing the market price of the Shares approved by the Board and satisfactory to the Exchange. If the Shares are not traded on the Exchange, the market price will be the fair market value of the Shares as determined by the Board in good faith.

(k)	“Officer” means a senior officer of the Company (as defined in the Securities Act (British Columbia)) or any of its subsidiaries.

(l)	“Optionee” means an Employee, Director, Officer or Consultant granted an option to purchase Shares under the Plan.

(m)	“Plan” means this stock option plan as from time to time amended.

(n)	“Security Based Compensation Arrangement” has the meaning ascribed in Section 613(b) of the Toronto Stock Exchange Company Manual, and includes:

(i)	stock option plans for the benefit of employees, insiders, service providers or any one of such groups;

(ii)	individual stock options granted to employees, service providers or insiders if not granted pursuant to a plan previously approved by the Company’s security holders;

(iii)	stock purchase plans where the Company provides financial assistance or where the Company matches the whole or a portion of the securities being purchased;

(iv)	stock appreciation rights involving issuances of securities from treasury;

(v)	any other compensation or incentive mechanism involving the issuance or potential issuances of securities of the Company; and

(vi)	security purchases from treasury by an employee, insider or service provider which is financially assisted by the Company by any means whatsoever.

(o)	“Shares” means common shares of the Company.

(p)	“Voting Shares” means the Shares as constituted on the date hereof and any other security issued by the Company that carries a voting right either under all circumstances or under some circumstances that have occurred and are continuing and also includes any security that is ultimately exercisable or convertible into or exchangeable for a Voting Share, whether or not on condition or the happening of any contingency.

1.2 Gender. Throughout this Plan, words importing the masculine gender shall be interpreted as including the female gender.

ARTICLE 2

PURPOSE OF PLAN

2.1 Purpose. The purpose of this Plan is to attract and retain Employees, Consultants, Officers and Directors to the Company and to motivate them to advance the interests of the Company by affording them with the opportunity to acquire an equity interest in the Company through options granted under this Plan to purchase Shares.

ARTICLE 3

GRANTING OF OPTIONS

3.1 Administration. This Plan shall be administered by the Board.

3.2 Grant by Resolution. The Board may determine by resolution those Employees, Consultants, Officers and Directors to whom options should be granted under the Plan and grant to them such options as the Board determines to be appropriate. Such grant shall be deemed to be a representation by the Company that the Optionee is a Director, Officer, Employee or Consultant.

3.3 Terms of Option. The Board shall determine and specify in its resolution the number of Shares that should be placed under option to each such Employee, Consultant, Officer or Director, the price per Share to be paid for such Shares upon the exercise of each such option, and the period during which such option may be exercised.

3.4 Written Agreement. Every option granted under this Plan shall be evidenced by a written agreement between the Company and the Optionee substantially in the form attached to this Plan. If there is any inconsistency between the terms of the agreement and this Plan the terms of this Plan shall govern.

ARTICLE 4

CONDITIONS GOVERNING THE GRANTING & EXERCISING OF OPTIONS

4.1 Exercise Period and Price, Vesting, and Number of Shares. In granting an option under this Plan the Board may specify a particular time period or periods during which the option may be exercised, the exercise price required to purchase the Shares subject to the option and any vesting terms and conditions of the option, including the number of Shares in respect of which the option may be exercised during each such time period. The Board shall have full authority at any time to advance the dates upon which any or all outstanding options shall vest and become exercisable, without regard to whether the options have otherwise vested in accordance with its or their terms.

4.2 Exercise Period. Subject to section 4.12 and unless otherwise determined by the Board or sooner terminated, each option shall expire not later than 5 years from the date of grant.

4.3 Minimum Exercise Price. The exercise price of an option granted under this Plan shall not be less than the Market Price at the time of granting the option.

4.4 Vesting.

(a)	Vesting. Without restricting the authority of the Board in respect of the terms of options to be granted hereunder, the Board may at its discretion, in respect of any such option, provide that the right to exercise such option will vest in instalments over the life of the option or upon the achievement of performance targets, with the option being fully-exercisable only when such required time period or periods have elapsed or performance targets met.

(b)	On a Change of Control. Any Optionee whose employment, engagement or directorship with the Company is terminated by the Company for any reason other than for Cause or in the case of a Consultant, breach of contract, at any time in the 24 months following a Change of Control of the Company, or by the Optionee, if the Company makes a material adverse change in the location, salary, duties or responsibilities assigned to the Optionee, at any time in the 24 months following a Change of Control of the Company and the Optionee has provided notice in writing to the Company within 30 days of such material adverse change to terminate employment, engagement or directorship, then any outstanding Options that have not yet vested on the date of termination shall be deemed to have vested on such date. For the purposes hereof “Change of Control” shall mean:

(i)	any transaction or series of related transactions as a result of which any person, entity or group acquires ownership of 30% or more of the outstanding Voting Shares and they or their representatives become a majority of the Board or assume control or direction over the management or day-to-day operations of the Company (a “Take-over Bid”); or

(ii)	an amalgamation, merger, arrangement, business combination, consolidation or other reorganization of the Company with another entity, or the sale or disposition of all or substantially all of the assets of the Company, as a result of which the Company ceases to exist or be publicly traded or the management of the Company or the Board do not comprise substantially all of the management or a majority of the board of directors, respectively, of the resulting entity (a “Business Combination”);

(c)	in order to permit Optionees to participate in a proposed Take-over Bid made by means of a take-over bid circular or a proposed Business Combination that could result in a Change of Control, the Board may make appropriate provision for the exercise of options conditional upon the Shares resulting therefrom being taken up and paid for under the Take-over Bid or the completion of the Business Combination, as applicable.

4.5 Death of Optionee. If an Optionee dies prior to the expiry of an option their legal representatives, before the earlier of the first anniversary of the Optionee’s death or the expiry date of the option may, to the extent the Optionee was able to do so on the date of the Optionee’s death, exercise that portion of an option which remains outstanding.

4.6 Termination as an Optionee (Involuntary). If an Optionee ceases to be a Director, Officer, Consultant or Employee through removal as a Director, dismissal as an Officer or Employee for Cause or termination as a Consultant for breach of contract, the Optionee may exercise the option to the extent the Optionee was able to do so on the date of termination, at any time until the earlier of the expiry date of the option and the 30th day after termination.

4.7 Termination as an Optionee (Voluntary). If an Optionee ceases to be any of a Director, Officer, Consultant or Employee for reasons other than set out in sections 4.5 and 4.6 any option granted under this Plan to the Optionee shall be exercisable to the extent that it could have been exercised on the date of termination (unless further or immediate vesting is permitted by the Board), and all outstanding options must expire on the earlier of the expiry date of the option and the date which is 18 months from the date the Optionee ceases to be any of a Director, Officer, Consultant or Employee. A change of employment of an Employee shall not be considered a termination so long as the Optionee continues to be an Employee, Officer, Director or Consultant.

4.8 Termination. Unless otherwise agreed to by the Board, references to “termination” or “the date of termination” or similar references in Sections 4.5, 4.6 and 4.7:

(a)	in the case of an Employee (including Officers who are also Employees), is deemed to be the last day of active employment by the Employee with the Company or its subsidiary, as the case may be, regardless of any salary continuance, notice period required under applicable law or the reason for termination of employment (whether with or without Cause or with or without notice);

(b)	in the case of a Consultant, is deemed to be the “date of termination” as determined under the Consultant agreement governing the consulting services and if there is no termination provision in the Consulting agreement, the “date of termination” is deemed to be the last day that active services are provided to the Company or its subsidiary by the person engaged as a Consultant to provide services to the Company or subsidiary, regardless of any payment continuance, notice period required under applicable law or the reason for termination of the engagement (whether with or without Cause or with or without notice); and

(c)	in the case of a person to whom an option has been transferred or assigned as permitted hereunder is deemed to be the “termination” or “the date of termination” of the Director, Officer, Employee or Consultant that the person is related to.

For greater certainty, except as otherwise provided herein, an Option that had not become vested at the time that the relevant termination event referred to in Sections 4.5, 4.6 and 4.7 occurred, shall not be or become exercisable and shall be cancelled.

4.9 Assignment. No option granted under this Plan or any right thereunder or in respect thereof shall be transferable or assignable otherwise than by will or pursuant to the laws of succession except that, if permitted by the rules and policies of the Exchange and applicable law, and subject to prior Board approval, an Optionee shall have the right to assign any option granted to them under this Plan to a corporation wholly-owned by them.

4.10 Notice. Options shall be exercised only in accordance with the terms and conditions of the agreements under which they are respectively granted and shall be exercisable only by notice in writing to the Company.

4.11 Payment. Options may be exercised in whole or in part at any time prior to their lapse or termination. Shares purchased by an Optionee on exercise of an option shall be fully paid for in cash at the time of their purchase.

4.12 Trading Black-out Periods. If an option expires during, or within five business days after, a trading black-out period imposed by the Company to restrict trades in the Company’s securities, then, notwithstanding any other provision of the Plan, the option shall expire ten business days after the trading black-out period is lifted by the Company.

ARTICLE 5

RESERVATION OF SHARES FOR OPTIONS

5.1 Sufficient Authorized Shares to be Reserved. Whenever the constating documents of the Company limit the number of authorized Shares, a sufficient number of Shares shall be reserved by the Board to satisfy the exercise of options granted under this Plan. Shares in respect of which options have expired, were cancelled or otherwise terminated for any reason shall be available for subsequent options under the Plan. Options that have been exercised may be reloaded and the Company shall reserve additional Shares for issuance pursuant to such options, subject to the limitation in section 5.2.

5.2 Maximum Number of Shares to be Reserved Under Plan. The aggregate number of Shares which may be subject to issuance pursuant to options granted under this Plan shall not exceed that number which represents 10% of the issued and outstanding Shares from time to time.

5.3 Maximum Number of Shares Reserved for Insiders. Notwithstanding anything in this Plan to the contrary:

(a)	the maximum number of Shares issuable to Insiders of the Company, at any time, under the Plan and all other Security Based Compensation Arrangements of the Company, shall not exceed 10% of the issued and outstanding Shares;

(b)	the maximum number of Shares issued to Insiders of the Company, within any one-year period, under the Plan and all other security based compensation arrangements of the Company, shall not exceed 10% of issued and outstanding Shares; and

(c)	the issuance of Shares to any one Insider and such Insider’s associates, pursuant to options granted under the Plan, within a one year period, shall not exceed 5% of the outstanding Shares.

5.4 Limits on Non-Executive Directors. Effective June 19, 2008, the total number of Shares that may be reserved for issuance to all non-executive Directors pursuant to options shall not exceed one percent (1.0%) of the Shares outstanding on a non-diluted basis on the date of grant of the options to non-executive directors. Within any one financial year period, the total value of the options granted to a non-executive Director, as determined by the Board on the date of grant of options to the non-executive Director, shall not exceed $100,000.

ARTICLE 6

CHANGES IN SHARES

6.1 Share Consolidation or Subdivision. If the Shares are at any time subdivided or consolidated, the number of Shares reserved for option under this Plan shall be similarly increased or decreased and the price payable for any Shares that are then subject to option shall be decreased or increased proportionately, as the case may require, so that upon exercising each option the same proportionate shareholdings at the same aggregate purchase price shall be acquired after such subdivision or consolidation as would have been acquired before.

6.2 Business Combination. If the Company amalgamates, consolidates with or merges with or into another body corporate, whether by way of amalgamation, statutory arrangement or otherwise (the right to do so being hereby expressly reserved), any Share receivable on the exercise of an option shall be converted into the securities, property or cash which the Optionee would have received upon such amalgamation, consolidation or merger if the Optionee had exercised his or her option immediately prior to the effective date of such amalgamation, consolidation or merger and the exercise price shall be adjusted as may be deemed necessary or equitable by the Board in its sole discretion and such adjustment shall be binding for all purposes of the Plan.

6.3 Stock Dividend. If the Shares are at any time changed as a result of the declaration of a stock dividend thereon, the number of Shares reserved for option and the price payable for any Shares that are then subject to option may be adjusted by the Board to such extent as they deem proper in their absolute discretion.

6.4 Change in Designation. In the event of a change in the Company’s currently authorized Shares which is limited to a change in the designation thereof, the shares resulting from any such change shall be deemed to be Shares within the meaning of the Plan.

6.5 Other Changes. In the event of any other change affecting the Shares, such adjustment, if any, shall be made as may be deemed necessary or equitable by the Board to properly reflect such event and such adjustment shall be binding for all purposes of the Plan.

6.6 Fractional Shares. No adjustment provided in this Article 6 shall require the Company to issue a fractional Share and the total adjustment with respect to each option shall be limited accordingly.

ARTICLE 7

EXCHANGE’S RULES & POLICIES APPLY

7.1 Exchange’s Rules and Policies Apply. This Plan and the granting and exercise of any options hereunder are also subject to such other terms and conditions as are set out from time to time in the rules and policies on stock options of the Exchange and any securities commission or regulator having authority.

ARTICLE 8

AMENDMENT OF PLAN & OPTIONS

8.1 Termination and Amendment. The Board may suspend or terminate the Plan at any time. The Board may, subject to shareholder approval, and if required, securities regulatory authority and Exchange approval, amend the Plan or any options granted under the Plan at any time. Notwithstanding the foregoing, the Board is specifically authorized to amend or revise the terms of the Plan or options granted under the Plan without obtaining shareholder approval in the following circumstances:

(a)	amend the vesting provisions;

(b)	amend the termination provisions, except as otherwise provided in Section 8.3(b) hereof;

(c)	add any form of financial assistance;

(d)	amend a financial assistance provision which is more favourable to Optionees;

(e)	add a cashless exercise feature, payable in cash or securities, whether or not the feature provides for a full deduction of the number of underlying Shares from the reserved Shares;

(f)	add a deferred or restricted share unit or any other provision which results in Optionees receiving securities while no cash consideration is received by the Company; and

(g)	make other amendments of a housekeeping nature, including the correction or rectification of any ambiguities, defective or inconsistent provisions, errors, mistakes or omissions herein or to comply with the requirements of applicable law or any regulatory authority and the Exchange.

8.2 Restrictions on Amendments. Notwithstanding Section 8.1, no amendments to the Plan to:

(a)	increase the number of Shares reserved for issuance under the Plan (including a change from a fixed maximum percentage of Shares to a fixed maximum number of Shares);

(b)	change the manner of determining the exercise price so that the exercise price is less than the Market Price of the Shares at the date the option is granted;

(c)	change the restrictions on assignability and transferability of options; or

(d)	amend the eligibility requirements of eligible participants which amendments have the potential of broadening or increasing their participation or amending any restrictions imposed on participation by non-executive directors;

shall be made without obtaining approval of the shareholders in accordance with the requirements of the Exchange.

8.3 Further Restrictions on Amendments. Notwithstanding Section 8.1, no amendments to granted options to

(a)	reduce the exercise price, or cancel and reissue any options so as to in effect reduce the exercise price; or

(b)	extend the termination date beyond the original expiration date, other than in accordance with Section 4.12 hereof;

shall be made without obtaining approval of the shareholders in accordance with the requirements of the Exchange; and no action shall be taken with respect to granted options without the consent of the Optionee, unless the Board determines that such action does not materially alter or impair such option. Notwithstanding the forgoing and subject to Article 6, the exercise price of an option may not be reduced to a price that is less than the Market Price on the date of the amendment.

8.4 Reconfirmation of Plan by Shareholders. Notwithstanding any provisions contained in the Plan, effective June 19, 2008, the Plan must be reconfirmed, every three years, by a resolution passed by a majority of the votes cast by shareholders at the annual meeting of shareholders in the third year after June 19, 2008 and after each subsequent reconfirmation and if the Plan is not reconfirmed by the shareholders as required by this provision, no further grants of options may be made under the Plan.

ARTICLE 9

OPTIONEE’S RIGHTS AS A SHAREHOLDER

9.1 No Rights Until Option Exercised. An Optionee shall be entitled to the rights pertaining to share ownership, such as to dividends, only with respect to Shares that have been fully paid for and issued to him upon exercise of an option.

9.2 Taxes. The Company may require an Optionee, as a condition of exercise of an option, to pay or reimburse any taxes which are required to be withheld in connection with the exercise of such option and any transfer or assignment of an option permitted hereunder. Under no circumstances shall the Company be responsible for the payment of any tax on behalf of any Optionee or any transferee or assignee of an option as permitted hereunder or for providing any tax advice to them.

ARTICLE 10

TERMS AND CONDITIONS OF OPTIONS GRANTED TO U.S. PARTICIPANTS

10.1 Definitions. In this Article 10, the following words and phrases shall have the following meanings:

(a)	“Code” means the U.S. Internal Revenue Code of 1986, as amended.

(b)	“Disability” means, with respect to any U.S. Participant, that such U.S. Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or that has lasted, or can be expected to last, for a continuous period of not less than twelve (12) months. The preceding definition of the term “Disability” is intended to comply with, and will be interpreted consistently with, sections 22(e)(3) and 422(c)(6) of the Code.

(c)	“Fair Market Value” means, with respect to any property (including, without limitation, any Share), the fair market value, as of a given date, of such property, determined by such methods or procedures as are established from time to time by the Board. Unless otherwise determined by the Board, the fair market value of a Share as of a given date will be the closing price per share of a Share on the Exchange on the trading day immediately preceding the Grant Date of the Option.

(d)	“Grant Date” means, with respect to any Option, the date on which the Board grants the Option.

(e)	“Incentive Stock Option” means an Option that is intended to qualify as an “incentive stock option” pursuant to section 422 of the Code.

(f)	“Nonqualified Stock Option” means an Option that is not an Incentive Stock Option.

(g)	“Option” means an option to acquire Shares granted under this Plan.

(h)	“Parent” means any corporation (other than the Company) in an unbroken chain of corporations ending with the Company, if each corporation in such chain (other than the Company) owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain. The preceding definition of the term “Parent” is intended to comply with, and will be interpreted consistently with, section 424(e) of the Code.

(i)	“Subsidiary” means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company, if each corporation (other than the last corporation) in such chain owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain. The preceding definition of the term “Subsidiary” is intended to comply with, and will be interpreted consistently with, section 424(f) of the Code.

(j)	“U.S. Participant” means an Optionee who is a citizen of the United States or a resident of the United States, in each case as defined in section 7701(a)(30)(A) and section 7701(b)(1)of the Code.

(k)	“U.S. Employee” means a person who is an Employee of the Company (or of any Parent or Subsidiary) for purposes of section 422 of the Code.

(l)	“10% Shareholder” means any person who owns, taking into account the constructive ownership rules set forth in section 424(d) of the Code, more than ten percent (10%) of the total combined voting power of all classes of stock of the Company (or of any Parent or Subsidiary).

10.2 Maximum Number of Shares for Incentive Stock Options. Notwithstanding any other provision of this Plan to the contrary, the aggregate number of Shares available for Incentive Stock Options shall not exceed 10% of the issued and outstanding Shares as at June 19, 2008, subject to adjustment pursuant to Article 6 of this Plan and subject to the provisions of sections 422 and 424 of the Code.

10.3 Designation of Options. Each option agreement with respect to an Option granted to a U.S. Participant shall specify whether the related Option is an Incentive Stock Option or a Nonqualified Stock Option. If no such specification is made in an option agreement, the related Option will be:

(a)	an Incentive Stock Option if all of the requirements under the Code that must be satisfied in order for such Option to qualify as a Incentive Stock Option are satisfied; or

(b)	in all other cases, a Nonqualified Stock Option.

10.4 Special Requirements for Incentive Stock Options. In addition to the other terms and conditions of this Plan (and notwithstanding any other term or condition of this Plan to the contrary), the following limitations and requirements will apply to an Incentive Stock Option:

(a)	An Incentive Stock Option may be granted only to a U.S. Employee.

(b)	The aggregate Fair Market Value of the Shares (determined as of the applicable Grant Date) with respect to which Incentive Stock Options are exercisable for the first time by any U.S. Participant during any calendar year (pursuant to this Plan and all other plans of the Company and of any Parent or Subsidiary) will not exceed one hundred thousand dollars (U.S.$100,000) or any other limitation subsequently set forth in section 422(d) of the Code.

(c)	In addition to the restriction in Section 4.3, the exercise price per Share payable upon exercise of an Incentive Stock Option will be not less than one hundred percent (100%) of the Fair Market Value of a Share on the applicable Grant Date; provided, however, that the exercise price per Share payable upon exercise of an Incentive Stock Option granted to a U.S. Participant who is a 10% Shareholder on the applicable Grant Date will be not less than one hundred ten percent (110%) of the Fair Market Value of a Share on the applicable Grant Date.

(d)	No Incentive Stock Option may be granted more than ten (10) years after the earlier of (i) the date on which the Board adopts the most recent amendment and restatement of the Plan or (ii) the date on which the shareholders of the Company approve such most recent amendment and restatement of the Plan.

(e)	An Incentive Stock Option will terminate and no longer be exercisable no later than the earlier of the term set by the Board and ten (10) years after the applicable Grant Date; provided, however, that an Incentive Stock Option granted to a U.S. Participant who is a 10% Shareholder on the applicable Grant Date will terminate and no longer be exercisable no later than the earlier of the term set by the Board and five (5) years after the applicable Grant Date.

(f)	If a U.S. Participant who has been granted an Incentive Stock Option ceases to be a U.S. Employee due to termination for Cause, such Incentive Stock Option may be exercised (to the extent such Incentive Stock Option was exercisable on the date of termination) by such U.S. Participant for a period of 30 days after the date of termination (but in no event beyond the term of such Incentive Stock Option).

(g)	If a U.S. Participant who has been granted an Incentive Stock Option ceases to be a U.S. Employee, then, in order to retain its status as an Incentive Stock Option for U.S. federal tax purposes such Option must be exercised within the time limits set forth below. Failure to exercise such Incentive Stock Options within the following time limits will result in the Option ceasing to be an Incentive Stock Option.

(i)	If a U.S. Participant who has been granted an Incentive Stock Option ceases to be a U.S. Employee due to the death of such U.S. Participant, such Incentive Stock Option may be exercised (to the extent such Incentive Stock Option was exercisable on the date of death) by the estate of such U.S. Participant, or by any person to whom such Incentive Stock Option was transferred in accordance with Section 10.4(i), for a period of one (1) year after the date of death (but in no event beyond the term of such Incentive Stock Option).

(ii)	If a U.S. Participant who has been granted an Incentive Stock Option ceases to be a U.S. Employee due to the Disability of such U.S. Participant, such Incentive Stock Option may be exercised (to the extent such Incentive Stock Option was exercisable on the date of Disability) by such U.S. Participant for a period of one (1) year after the date of Disability (but in no event beyond the term of such Incentive Stock Option).

(iii)	If a U.S. Participant who has been granted an Incentive Stock Option ceases to be a U.S. Employee for any reason other than the death or Disability of such U.S. Participant or termination for Cause, such Incentive Stock Option may be exercised (to the extent such Incentive Stock Option was exercisable on the date of termination) by such U.S. Participant for a period of three (3) months after the date of termination (but in no event beyond the term of such Incentive Stock Option).

For purposes of this Section 10.4(g), the employment of a U.S. Participant who has been granted an Incentive Stock Option will not be considered interrupted or terminated upon (a) sick leave, military leave or any other leave of absence approved by the Administrator that does not exceed ninety (90) days in the aggregate; provided, however, that if reemployment upon the expiration of any such leave is guaranteed by contract or applicable law, such ninety (90) day limitation will not apply, or (b) a transfer from one office of the Company (or of any Parent or Subsidiary) to another office of the Company (or of any Parent or Subsidiary) or a transfer between the Company and any Parent or Subsidiary. If an option ceases to be an Incentive Stock Option, the termination provisions in Section 4.5 to 4.8 apply.

(h)	An Incentive Stock Option granted to a U.S. Participant may be exercised during such U.S. Participant’s lifetime only by such U.S. Participant.

(i)	An Incentive Stock Option granted to a U.S. Participant may not be transferred, assigned, pledged, hypothecated or otherwise disposed of by such U.S. Participant, except by will or by the laws of descent and distribution.

10.5 Shareholder Approval/Effective Date Section. In the event that this Plan is not approved by the shareholders of the Company as required by Section 422 of the Code within twelve (12) months before or after the date on which this Plan is adopted by the Board, any Incentive Stock Option granted under this Plan will automatically be deemed to be a Nonqualified Stock Option.

ARTICLE 11

EFFECTIVE DATE, TERMINATION, AND INTERPRETATION OF PLAN;

LIMITATION OF LIABILITY

11.1 Effective Date. Any amendments made to the Plan are effective as of the date amended as permitted hereunder.

11.2 Termination. No action by the Board to terminate the Plan hereunder shall affect any options granted under this Plan.

11.3 Interpretation. This Plan shall be construed according to the laws of the Province of British Columbia.

11.4 Liability. No Director, Officer, Employee or Consultant of the Company shall be personally liable for any act taken or omitted in good faith in connection with this Plan.

DATE:	January 16, 2003

AMENDED:	May 14, 2003

AMENDED:	January 14, 2004

AMENDED:	April 18, 2005

AMENDED:	December 1, 2005

AMENDED:	March 6, 2006

AMENDED:	March 21, 2007

AMENDED:	June 19, 2008